EXHIBIT 10.12

Date: February 11, 2004

Patrick J. Gray

Dear Mr. Gray,

On behalf of Axesstel, Inc. (Axesstel), I am pleased to extend the offer of employment to you for the position of VP of Operations/Controller working in our 15373 Innovation Dr., Suite 200, San Diego, Ca 92128 office and, reporting to Mr. David Morash. Your date of employment is to begin on March 15, 2004, but will be available for part time support as of February 12, 2004.

Annual Compensation:	U.S $130,000.00 base salary, payable semi-monthly

Stock Options:	As an employee of Axesstel, you will be eligible for a common stock option grant of Fifty Thousand [50,000] shares vesting quarterly over a 36 month period. You will be responsible for all taxes levied in conjunction with a stock option grant to the Internal Revenue Service. There is no pro-rata adjustment during the 3 month periods. This stock option grant shall be granted upon your ninety-first day of consecutive employment. The stock exercise price is the closing price of February 12, 2004 (Day available for part-time support).

Benefits:	As an employee of Axesstel, you will be eligible for ten days of paid vacation and six personal days per year as well as health and dental benefits for yourself and eligible dependants, which shall be offered in compliance with the labor laws of USA. A complete benefits package has been included. Vacation and personal day accruals will begin on March 15, 2004.

Expenses:	You shall be entitled to receive prompt reimbursement for all reasonable employment expenses incurred by you in accordance with the policies, practices and procedures as in effect generally with respect to other executive officers of the Company.

Your responsibilities would include, but not limited to, establishing executive employment contracts, company incentive plans, comprehensive stock option agreements and other corporate policies and operations, which need to be approved by the CEO and the Board.

Your entire business time, attention, energies, skills, learning and best efforts shall be devoted to the business of Axesstel. You agree that during the term of your employment with Axesstel, you shall not carry on, directly or indirectly, and whether or not for compensation, any business activities that compete directly or indirectly with Axesstel. The foregoing shall not be construed as preventing you from participating in social or civic associations if such participation does not interfere with the performance of your duties hereunder.

You represent that your employment by Axesstel does not and will not breach or constitute an event of default under any agreement (i) obligating you to keep in confidence proprietary information acquired by you in confidence or in trust prior to, or at any point throughout, your employment by Axesstel, (ii) obligating you to assign to or protect for the benefit of any third party any proprietary information or any improvement, invention, formulae, process, program, technique, know-how or data or (iii) that is designed in any way to limit your employment or activity in any business in which you may compete, directly or indirectly, with any other business, or which might by application have such an effect. You have not entered into, and you agree that you will not enter into, any agreement (either written or oral) in conflict herewith.

You understand, acknowledge and agree that, as part of the consideration for your employment or continued employment by Axesstel, you have not brought and will not bring with you to Axesstel or use in the performance of your responsibilities at or for Axesstel any equipment, supplies, facility or trade secret or other proprietary information of any former employer or customer which are not generally available to the public, unless you have obtained (and provide herewith to Axesstel a copy of) written authorization for their possession and use.

You also understand that, in your employment by Axesstel, you are not to breach any obligation of confidentiality that you have to others, and you agree that you shall fulfill all such obligations during your employment by Axesstel. A copy of any document reflecting any such obligation, or a description thereof if no document is available, is provided herewith to Axesstel.

Axesstel is an at-will employer and as such your employment must be entered into voluntarily and for no specific period. As a result, you are free to resign or the Company may terminate your employment at any time, for any reason, with or without notice.

If the terms outlined above are acceptable to you, please sign below and return the original to me. You will be required to sign an Employee Inventions and Proprietary Rights Assignment Agreement as a condition of your employment. This letter, along with an agreement relating to proprietary rights between you and the Company set forth the terms or your employment with the Company and supersede any prior agreements, whether written or oral. This letter may not be modified or amended except in writing, signed by the Company and you.

All the conditions mentioned above are subject to the Board’s approval.

Axesstel is an exciting company with what we believe is an excellent opportunity for growth and success. The strength of our technology and the quality of our team members will make us the leader in our industry. We look forward to your joining the Axesstel team!

/s/ David Morash

Sincerely,

Axesstel, Inc.

David Morash President/COO

I hereby accept this offer of employment.

/s/ Patrick J. Gray	2/11/04
Name: Patrick J. Gray	Date